EXHIBIT 10.50

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into this 21st day of December, 2004 (the “Effective Date”), by and between Thomas Mills (“Mills”), located at 3115 34th Street NW, Washington, DC 20008, and Power Efficiency Corporation (“PEC”), located at 3900 Paradise Road, Suite 282, Las Vegas, NV 89109.

WHEREAS:          PEC and Mills previously signed a settlement agreement on or about September 30, 2004 (the “September Settlement”) that provides for:

1.               the payment of $18,750 in gross wages from PEC to Mills, and

2.               the issuance of 36,500 qualified options to Mills with a strike price of $0.65 per share,

in lieu of the payment of $37,500 in accrued wages owed to Mills.

WHEREAS:          On November 1, 2004, Mills resigned from PEC, thus terminating his employment with PEC.

WHEREAS:          Between the end of the period covered by the September Settlement and Mills’ resignation on November 1, 2004, Mills claims to have worked for and earned $5,000 in wages (the “Accrued Salary”).

WHEREAS:          Mills has submitted to PEC an expense report with various travel and other expenses for the period of May 26 to October 1, 2004, which have remained unreimbursed to this time (the “Unreimbursed Expenses”), and which total $8,368.23; and

WHEREAS:          With PEC’s consent, Mills purchased a computer (the “PC”) for Mills to use on PEC, academic, and personal matters during his employment with PEC, and for which he was partially reimbursed by PEC, and whereas further Mills wishes to have the PC for his own use in the future, recognizing that PEC paid $1,967.17 of the total amount of the cost of the PC.

NOW, THEREFORE, the parties hereby agree to settle these matters as described in the following items:

1.             The parties agree they continue to be bound by the September Settlement; PEC will make the payments of cash and options called for in the September Settlement, and Mills reaffirms his consent that the September Settlement is just and complete consideration for all wages, back pay, and all other compensation PEC owed Mills through September 30, 2004.

2.             PEC agrees to pay Mills the complete $5,000 in gross wages for the Accrued Salary.

3.             PEC agrees to reimburse Mills for the complete amount of the Unreimbursed Expenses, in accordance with PEC’s expense reimbursement policies and the requirements of Mills employment contract with PEC, minus the $1,967.17 PEC already reimbursed Mills for the PC, for a net amount of ($8,368.23 - $1,967.17) =  $6,401.06.

4.             Mills accepts the consideration described in items 1-3 above as complete and final compensation and payment of all amounts currently owed to him by PEC, and further agrees that PEC does not and will not owe him any further payment of any kind for anything. PEC will make all salary payments as soon after the Effective Date as ADP, PEC’s payroll processor, can make the payment. The parties understand that the Unreimbursed Expenses require significant time to enter into PEC’s accounting and that payment for the Unreimbursed Expenses will be sent as soon as reasonably possible by PEC, but in no case later than January 5, 2005.

5.             Regarding withholding and all other taxes, the parties agree: a) that PEC will withhold standard taxes from all cash payments made to Mills, except for cash payments for the Unreimbursed Expenses, and b) that Mills will pay any and all taxes associated with any capital gains and income from the options related to the September Settlement.

6.             The parties agree that the employment agreement entered into between PEC and Mills on October 16th, 2003, is hereby terminated and the parties hereby release each other from any and all obligations and claims under this employment agreement, with the exception of sections 10 and 11, which will survive and are hereby incorporated in this Agreement.

7.             The parties agree that the validity, interpretation and effect of this Agreement be governed by the laws of the State of Nevada, and that if any provision of this Agreement is held to be invalid, such provision shall be deleted and the remainder of this Agreement shall remain in full force and effect.

8.             The parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in and subject to the jurisdiction of the courts of the State of Nevada, Clark County. The parties further waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum.

9.             The parties agree that this settlement represents the entire agreement of the parties and that no modification or amendment of this Agreement shall be binding or effective, unless such modification or amendment is in writing and executed by each party hereto. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.  Any counterpart of this Agreement shall be validly and effectively delivered, if delivered by facsimile transmission.

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date and year first above written

POWER EFFICIENCY CORPORATION

By:	/s/ John Lackland
Name:	BJ Lackland
Title:	Interim CFO

THOMAS MILLS

/s/ Tom Mills
Thomas Mills